Exhibit 99.1

BANK OF THE JAMES REPORTS THIRD QUARTER, NINE MONTHS 2011 EARNINGS

•	Total assets of $429.44 million up 2.5% from December 31, 2010.

•	Added 269 new loans and lines of credit in third quarter 2011 totaling $23.27 million in credit or available credit.

•	New direct demand and savings accounts added $8 million to total deposits.

•	Nine months’ 2011 net interest income of $11.36 million rose 1.4% compared with the nine months of 2010.

•	Efficiency ratio continues to improve.

•	The company continues to reserve for problem loans.

•	Book value per share increased to $8.23 per share compared with $7.97 a year ago.

Lynchburg, VA., November 4, 2011 - Bank of the James Financial Group, Inc. (OTCBB: BOJF), a full-service commercial and retail lender, today announced unaudited results for the quarter and nine months ended September 30, 2011. Net income was $64,000 or $0.02 per share (fully diluted) in third quarter 2011, compared with net income of $506,000 or $0.15 per share (fully diluted) in third quarter 2010. The company’s net income for the nine months of 2011 was $818,000 or $0.25 per diluted share compared with $1.62 million or $0.50 per diluted share in the nine months of 2010.

The year-over-year decrease in net income primarily reflects an increased provision in 2011 for loan losses. The third quarter 2011 loan loss provision was $1.27 million compared with $600,000 in third quarter 2010, and $2.76 million in the nine months of 2011 compared with $1.44 million for the nine months of 2010.

“Thanks in great part to the hard work and dedication of our employees and managers, the bank continued to win new business, adding 269 loans and lines of credit and 861 new deposit accounts during the quarter,” said Robert R. Chapman III, President and CEO. “We feel this was a significant accomplishment in what continues to be a challenging economic environment. The bank also maintained high levels of customer retention. In particular, we are generating new relationships with small businesses seeking an alternative to their current banking relationships.

“Our positive operating results were offset by increased reserving for loan losses, a trend that we anticipate will continue in the fourth quarter. Careful monitoring of problem loans has given us a high level of confidence that we can identify troubled loans, and we believe this is the opportune time to reserve or workout these assets and remove them from the balance sheet when appropriate.

“We are encouraged by the reduction in loans 30 to 89 days delinquent, which is a key indicator of loans that represent the highest risk of potential default. In the past several quarters, delinquent loans in this category have trended downward, remaining below 2% of total loans. We believe this demonstrates a meaningful slowing of potential problem loans. While our total nonperforming assets have increased since December 31, we believe that the modest decrease since June 30 provides some indication that asset quality is improving.”

Operating Results and Income Statement Highlights

Net interest income before provision for loan losses was $3.85 million in third quarter 2011, compared with $3.94 million in third quarter 2010, the slight decline primarily reflecting a decrease in rates on the bank’s loan portfolio and other interest earning assets. The company’s nine month 2011 net interest income rose 1.4% to $11.36 million compared with $11.21 million in the nine months of 2010, primarily reflecting a 34% reduction in interest expense.

J. Todd Scruggs, CFO, said: “We have worked hard to lower our interest expense We believe that we can further reduce our interest expense by adding new banking relationships with small businesses, many of which include demand deposit accounts on which banks traditionally pay low interest rates.”

Scruggs noted the reduction in interest expense reflected the company’s ability to mitigate interest rate compression in the current market by successfully re-pricing interest-bearing accounts. Bank of the James’ net interest margin for the three months ending September 30, 2011 was 3.85% compared with 4.10% during the prior year’s third quarter.

Total deposits increased to $375.55 million at September 30, 2011 compared with $368.39 million at December 31, 2010 and $364.51 million at September 30, 2010. Chapman noted the increase reflected growth in time deposits and both interest bearing and noninterest bearing demand deposit accounts.

Noninterest income, which includes fees from mortgage origination, was $1.20 million in third quarter 2011 compared with $954,000 in third quarter 2010, a 25% increase. Chapman explained that the increase was primarily due to an increase in gains on the sales of securities. For the nine months of 2011, noninterest income was $2.63 million compared with $2.66 million during the nine months of 2010.

Noninterest expenses, which include salaries, benefits and facilities, were relatively consistent year-over-year. “We have worked hard to operate more efficiently and maximize opportunities for greater productivity,” explained Chapman. “We have a solid infrastructure that can accommodate more business without significant additional investment.” The bank’s efficiency ratio, a measure of productivity, year-to-date was 72.1% compared with 72.2% in the nine months of 2010. Chapman explained the current efficiency ratio partially reflects costs related to processing assets in Other Real Estate Owned (OREO) and costs related to writing down certain credits.

“We anticipate as we move properties through our system, we will be able to improve our efficiency ratio,” Chapman said. “Although the demand for real estate in all sectors continues to be weak, and inventory levels high, we have been pleased with inquiries generated by the real estate website we set up, and the work being done by our specialists to sell foreclosed properties as quickly and at the best price possible.”

Balance Sheet and Capital Position

Net loans were $319.32 million at September 30, 2011 compared with $320.72 million at December 31, 2010 and $321.12 million at September 30, 2010. Scruggs noted: “We believe it’s a positive sign we’re able to maintain loan balances in our portfolio even during a period of declining loan demand.”

Average interest earning assets during the quarter ended September 30, 2011 increased 4% to $396.47 million compared with average interest earning assets of $380.94 million during the same period a year ago, primarily reflecting growth in the company’s deposits, loans and approximately $53.3 million of investment securities.

As previously noted, the company continued to appropriately reserve for loan losses in the third quarter 2011. The provision for loan losses for the nine months of 2011 was $2.76 million compared with $1.44 million in the nine months of 2010. Total nonperforming assets, which include nonperforming loans and OREO, were $16.0 million at September 30, 2011 compared with $11.8 million at December 31, 2010 and $9.73 million at September 30, 2010.

The ratio of nonperforming loans to total loans was 3.32% at the end of third quarter 2011 compared with 2.56% at December 31, 2010 and 2.14% at the close of third quarter 2010. Although this percentage is elevated, management noted it is consistent with many community banks nationwide, and reflects the bank’s need to reserve for problem loans.

The allowance for loan losses to total loans was 1.68% in third quarter 2011 compared with 1.68% at December 31, 2010 and 2.14% in third quarter 2010. Its ratio of nonperforming loans to total loans was 3.32% at the end of third quarter 2011 compared with 2.56% at December 31, 2010 and 2.14% at September 30, 2010.

Management believes although the bank’s loan loss reserve, in dollars, is up, the allowance for loan losses as a percentage of total assets, which have grown, is a meaningful positive trend. Troubled debt restructurings (TDRs) declined to $3.05 million in third quarter 2011 compared with $4.99 million at year-end 2010.

Chapman commented: “We have worked hand-in-hand with customers to restructure debt whenever there is a realistic possibility that new terms will enable them to make interest payments loans and move forward. Our reduction in TDRs reflects the fact we’ve already addressed many of these situations. The majority of troubled loans still in our system represent a limited opportunity for resolution. We believe the positive in this is fewer loans are moving into the troubled category, as indicated by our low 30 to 89 day delinquency ratio.”

Total assets were $429.44 million at September 30, 2011 compared with $418.93 million at December 31, 2010 and $415.96 million a year earlier. The holding company’s Tier 1 leverage ratio was 7.75%, the Tier 1 Risk-based capital ratio was 10.59% and the total risk-based capital ratio was 11.85%.

Chapman concluded: “Our focus for the remainder of the year will be continuing to improve the quality of our balance sheet by reserving for problem loans. We never engaged in speculative lending practices or investments that continue to negatively impact so many banks. We have strong credit review and underwriting practices, but the economy has put an exceptional strain on the finances of many businesses and individuals. Our focus on asset quality has not distracted us from aggressively marketing our capabilities and growing the loan and deposit portfolios. We believe the number of new loans and deposits clearly indicates we are having success.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia SMA, often referred to as Region 2000, which was ranked by Forbes magazine among the top 50 places in the United States for business and careers. The bank operates nine full service locations and one limited service location as well as a mortgage origination office in Forest, Virginia and an investment services division in downtown Lynchburg. The company celebrated its 12th anniversary this year. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol “BOJF” (some web sites require BOJF.OB to quote).

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com

FINANCIAL TABLES FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Sept 30, 2011	Three months ending Sept 30, 2010	Change	Year to date Sept 30, 2011	Year to date Sept 30, 2010	Change
Interest income	$4,836	$5,392	-10.31%	$14,674	$16,233	-9.60%
Interest expense	990	1,454	-31.91%	3,315	5,028	-34.07%
Net interest income	3,846	3,938	-2.34%	11,359	11,205	1.37%
Provision for loan losses	1,272	600	112.00%	2,757	1,435	92.13%
Noninterest income	1,200	954	25.79%	2,630	2,666	-1.35%
Noninterest expense	3,706	3,556	4.22%	10,080	10,021	0.59%
Income taxes	4	230	-98.26%	334	773	-56.79%
Net income	64	506	-87.35%	818	1,642	-50.18%
Weighted average shares outstanding	3,323,743	3,301,262	0.68%	3,323,743	3,295,813	0.85%
Basic net income per share	$0.02	$0.15	$(0.13)	$0.25	$0.50	$(0.25)
Fully diluted net income per share	$0.02	$0.15	$(0.13)	$0.25	$0.49	$(0.24)

Balance Sheet at period end:	Sept 30, 2011	Dec 31, 2010	Change	Sept 30, 2010	Dec 31, 2009	Change
Loans, net	$319,315	$320,715	-0.44%	$321,124	$318,452	0.84%
Total securities	53,318	52,883	0.82%	47,960	60,789	-21.10%
Total deposits	375,547	368,390	1.94%	364,511	375,772	-3.00%
Stockholders’ equity	27,359	25,495	7.31%	26,320	23,725	10.94%
Total assets	429,440	418,928	2.51%	415,955	437,681	-4.96%
Shares outstanding	3,323,743	3,323,743	—	3,301,262	3,289,867	11,395
Book value per share	$8.23	$7.67	0.56	$7.97	$7.21	$0.76

Daily averages:	Three months ending Sept 30, 2011	Three months ending Sept 30, 2010	Change	Year to date Sept 30, 2011	Year to date Sept 30, 2010	Change
Loans, net	$318,282	$322,566	-1.33%	$319,739	$322,737	-0.93%
Total securities	61,937	41,913	47.78%	58,281	45,879	27.03%
Total deposits	376,898	360,645	4.51%	375,577	360,869	4.08%
Stockholders’ equity	26,912	25,389	6.00%	26,559	24,737	7.37%
Interest earning assets	396,467	380,944	4.07%	395,083	383,124	3.12%
Interest bearing liabilities	351,165	340,166	3.23%	351,349	344,063	2.12%

Total assets	430,085	411,846	4.43%	427,558	413,331	3.44%

Financial Ratios:	Three months ending Sept 30, 2011	Three months ending Sept 30, 2010	Change	Year to date Sept 30, 2011	Year to date Sept 30, 2010	Change
Return on average assets	0.06%	0.49%	(0.43)	0.26%	0.53%	(0.27)
Return on average equity	0.94%	7.91%	(6.97)	4.12%	8.87%	(4.75)
Net interest margin	3.85%	4.10%	(0.25)	3.84%	3.91%	(0.07)
Efficiency ratio	73.44%	72.69%	0.75	72.06%	72.24%	(0.18)
Average equity to average assets	6.26%	6.16%	0.10	6.21%	5.98%	0.23

Allowance for loan losses:	Three months ending Sept 30, 2011	Three months ending Sept 30, 2010	Change	Year to date Sept 30, 2011	Year To date Sept 30, 2010	Change
Beginning balance	$4,970	$4,708	5.56%	$5,467	$4,288	27.50%
Provision for losses	1,272	600	112.00%	2,757	1,435	92.13%
Charge-offs	(791)	(363)	117.91%	(2,796)	(1,052)	165.78%
Recoveries	10	10	0.00%	33	284	-88.38%
Ending balance	5,461	4,955	10.21%	5,461	4,955	10.21%

Nonperforming assets:	Sept 30, 2011	Dec 31, 2010	Change	Sept 30, 2010	Dec 31, 2009	Change
Total nonperforming loans	$10,789	$8,366	28.96%	$6,980	$5,687	22.74%
Other real estate owned	5,216	3,440	51.63%	2,751	666	313.06%
Total nonperforming assets	16,005	11,806	35.57%	9,731	6,353	53.17%
Troubled debt restructurings - (performing portion)	3,345	4,987	-32.93%	1,413	916	54.26%

Asset quality ratios:	Sept 30, 2011	Dec 31, 2010	Change	Sept 30, 2010	Dec 31, 2009	Change
Nonperforming loans to total loans	3.32%	2.56%	0.76	2.14%	1.76%	0.38
Allowance for loan losses to total loans	1.68%	1.68%	0.01	1.52%	1.33%	0.19
Allowance for loan losses to nonperforming loans	50.62%	65.35%	(14.73)	70.99%	75.40%	(4.41)